EXHIBIT 99.1

   Medical Nutrition USA Appoints Vice President, Sales

ENGLEWOOD, N.J., Dec. 4 /PRNewswire-FirstCall/ — Medical Nutrition USA, Inc., (MDNU.OB) today announced the appointment of David Shapiro as Vice President, Sales. Mr. Shapiro was most recently Regional Vice President, Sales, for Novartis Nutrition in Dallas TX where he was responsible for sales of the merged Novartis and Mead Johnson Nutritionals product lines.

“We are excited to have David join our team. His industry knowledge and sales management experience will be extremely valuable as we expand our sales and distribution footprint” said Frank A. Newman, Chairman and Chief Executive Officer.

Prior to Novartis, Mr. Shapiro spent ten years with Bristol Myers Squibb Company in both the US and Asia-Pacific regions, during which time he served as Senior Corporate Accounts Executive with Mead Johnson Nutritionals USA, General Manager, Vietnam, and General Manager, Emerging Markets.

“I am thrilled to join this team,” Mr. Shapiro said. “Medical Nutrition USA has grown very rapidly and I look forward to building on that solid foundation by continuing to grow sales at a double digit rate.”

Medical Nutrition USA, Inc. (http://www.mdnu.com) develops and distributes products for the nutritionally at risk who are under medical supervision. Its products are used primarily in long-term care facilities, hospitals, dialysis clinics and bariatric clinics. The company’s product lines include Pro-Stat®, Fiber-Stat®; as well as private label products.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed. Risks and uncertainties that could cause or contribute to such material difference include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the nursing home, renal care, health food and bariatric surgery markets, changes in competitive pricing for products, and the impact of our competitors’ new product introductions. Our future financial condition and results of operations, as well as any forward- looking statements are subject to change and inherent risk and uncertainties. Other important factors that may cause actual results to differ materially from those expressed in forward-looking statements is contained in the Medical Nutrition USA, Inc. Annual Report on Form 10-KSB for the year ended January 31, 2006 as filed with the Securities and Exchange Commission on April 24, 2006 and Form 10-QSB for the second quarter of fiscal year 2007, filed on September 13, 2006.